EXHIBIT 99.1

Marten Transport Announces Fourth Quarter and Year End Results

MONDOVI, Wis., Jan. 28, 2008 (PRIME NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq:MRTN) announced today its financial and operating results for the quarter and year ended Dec. 31, 2007.

Operating revenue, consisting of revenue from truckload and logistics operations, increased 10.0% to $144.8 million in the fourth quarter of 2007 from $131.7 million in the 2006 quarter. For 2007, operating revenue increased 7.9% to $560.0 million from $518.9 million in 2006. Truckload revenue increased 3.7% to $123.2 million from $118.8 million in the 2006 quarter. For 2007, truckload revenue increased 2.7% to $490.5 million from $477.7 million in 2006. Logistics revenue, which consists of revenue from brokerage and intermodal operations, increased 67.6% to $21.6 million from $12.9 million in the 2006 quarter. For 2007, logistics revenue increased 68.5% to $69.5 million from $41.2 million in 2006.

Operating revenue included fuel surcharges of $26.0 million and $87.1 million for the fourth quarter and yearly periods of 2007, compared with $17.8 million and $77.3 million for the fourth quarter and yearly periods of 2006. Operating revenue, net of fuel surcharges, increased 4.3% to $118.8 million in the 2007 quarter and 7.1% to $472.9 million in the 2007 year.

For the fourth quarter, net income was $3.0 million, or 14 cents per diluted share, compared with $5.2 million, or 24 cents per diluted share, for the same quarter of 2006. For 2007, net income was $15.0 million, or 68 cents per diluted share, compared with $24.5 million, or $1.12 per diluted share, for 2006.

Chairman, President and Chief Executive Officer Randolph L. Marten said, "As we expected, industry-wide capacity has continued to exceed freight demand, which has pressured freight rates, fuel surcharge reimbursement, non-revenue miles, and miles per tractor. In that difficult environment, our plan for the fourth quarter was to decrease the number of tractors in our fleet to allow us to improve average miles per tractor and focus on the best available freight. We reduced our average fleet size by approximately 100 tractors from this year's third quarter. Our average truckload revenue per tractor per week, net of fuel surcharges, increased 1.9% quarter-over-quarter to $3,095.

"In general, strong fleet management and our focus on service with well-established customer relationships allowed us to hold average truckload revenue per loaded mile, net of fuel surcharges, steady from the fourth quarter of 2006. Non-revenue miles crept up to 7.7%, while average miles per trip decreased 5.4%. A smaller fleet helped us improve average miles per tractor for the fourth quarter of 2007 by 2.3% over the fourth quarter of 2006.

"We continued to grow our logistics business in the fourth quarter of 2007. Logistics revenue, net of intermodal fuel surcharges, grew to $20.5 million in the fourth quarter, an increase of 65.7% over the 2006 quarter. For the year, logistics revenue, net of intermodal fuel surcharges, grew 68.4% to $66.2 million, compared to $39.3 million for 2006. Logistics revenue consists of revenue from our internal brokerage and intermodal operations and from revenue associated with our 45% interest in MW Logistics, LLC, a third-party provider of logistics services.

"Purchased transportation expense grew as a percentage of operating revenue in the 2007 quarter compared with the 2006 quarter. The growth in purchased transportation expense was primarily the result of continuing growth in our logistics business.

"Supplies and maintenance expense increased as a percentage of operating revenue, reflecting a combination of costs associated with a slightly older fleet and an increase in the size of our trailer fleet associated with growth of our intermodal logistics business. The average age of our company tractors in the fourth quarter of 2007 was 2.0 years, compared with 1.5 years in the fourth quarter of 2006. We expect the tractors' average age will improve in 2008 as nearly 325 paid-for tractors are placed in service.

"Insurance and claims expense decreased approximately $1.0 million from the fourth quarter of 2006. Insurance and claims expense as a percentage of operating revenue for the 2007 quarter was more consistent with our average experience over the past several quarters, while the fourth quarter of 2006 was marked by unusually high accident severity.

"Net fuel expense (fuel and fuel taxes less fuel surcharges) decreased by approximately 7.8% quarter over quarter. The decrease was primarily attributable to a 3.1% decrease in the number of miles driven by company drivers and to reduced idling time resulting from the installation of additional auxiliary power units for our tractors that provide heat, air conditioning and electrical power for our drivers without idling the tractor engine. Auxiliary power units were installed in approximately 60% of our company-owned tractors as of Dec. 31, 2007, and we expect to have these units installed in approximately 90% of our company-owned fleet by the third quarter of 2008. The impact of decreased miles and reduced idling time was partially offset by an increase in our average cost of fuel during the fourth quarter of 2007 to $3.15 per gallon from $2.45 per gallon in the 2006 quarter. Our average cost of fuel during 2007 increased to $2.78 per gallon from $2.60 per gallon in 2006.

"Salaries, wages and benefits expense decreased as a percentage of operating revenue, primarily due to growth of logistics revenue, a reduction in the total number of miles driven by company drivers and careful management of the number of our non-driver employees. Our ratio of tractors to non-driver personnel remained above five-to-one in the fourth quarter of 2007 despite decreasing the number of tractors and substantially growing our logistics business.

"Gain on disposition of revenue equipment was approximately $764,000 lower in the fourth quarter of 2007 than in the fourth quarter of 2006, primarily due to a decline in the market for used tractors and, to a lesser extent, trailers.

"Our operating ratio (operating expenses as a percentage of operating revenue) was 96.1% for the fourth quarter of 2007 compared with 93.4% for the fourth quarter of 2006. Our operating ratio was 95.0% for the year of 2007 compared with 92.1% for the year of 2006.

"At Dec. 31, 2007, our balance sheet reflected approximately $236.9 million in stockholders' equity and $44.6 million in debt, for a debt-to-capitalization ratio of approximately 15.9%."

Looking forward to 2008, Mr. Marten offered the following comments: "We still expect industry-wide capacity to exceed demand at least into the second quarter of 2008. In light of those general economic assumptions, our goal is to continue to maintain our rate structure by focusing on profitable freight and strong service performance, while we aggressively control our costs.

"We anticipate net capital expenditures of less than $15 million in 2008, which is significantly below the level of net capital expenditures during the last several years due to the number of tractors paid-for but not placed in service as of Dec. 31, 2007."

Marten Transport, with headquarters in Mondovi, Wis., is one of the leading temperature-sensitive truckload carriers in the United States. Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. Marten's common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company's management and are inherently subject to significant risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this release, forward-looking statements involve, among other things, our expectations concerning freight demand, our ability to control our costs, the average age of our company tractors, and capital expenditures. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of the cyclicality of the markets we primarily serve is incorrect or there are recessionary economic cycles and downturns in customers' business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment causing our gain on disposition to fluctuate; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to maintain profitability in or continue to grow our logistics business; surplus inventories; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from upgrading our fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; changes in management's estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines and the adoption of ultra-low sulfur diesel fuel and revised hours-of-service requirements for drivers. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. The Company does not assume, and specifically disclaims, any obligation to update forward-looking statements.

                  MARTEN TRANSPORT, LTD.
           CONSOLIDATED CONDENSED BALANCE SHEETS

                                             Dec. 31,         Dec. 31,
 (In thousands, except share information)      2007             2006
                                           ---------------------------
                                           (Unaudited)
 ASSETS
  Current assets:
   Cash                                      $   3,618       $   2,988
   Marketable securities                           350             300
   Receivables:
    Trade, net                                  51,539          48,005
    Other                                        6,175           6,458

   Prepaid expenses and other                   13,823          14,227
   Deferred income taxes                         4,653           4,532
                                           ---------------------------
          Total current assets                  80,158          76,510
                                           ---------------------------
  Property and equipment:
   Revenue equipment                           423,261         406,449
   Buildings and land                           12,099          10,945
   Office equipment and other                   12,070          11,335
   Less accumulated depreciation              (122,246)        (98,841)
                                           ---------------------------
          Net property and equipment           325,184         329,888
  Other assets                                   2,048           4,424
                                           ---------------------------

           TOTAL ASSETS                      $ 407,390       $ 410,822
                                           ===========================
 LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
   Checks issued in excess of cash balances  $      --       $     804
   Accounts payable                             14,653          12,690
   Insurance and claims accruals                17,431          16,073
   Accrued liabilities                          17,731          24,855
   Current maturities of long-term debt          5,000           5,000
                                           ---------------------------
          Total current liabilities             54,815          59,422

  Long-term debt, less current maturities       39,643          53,659
  Deferred income taxes                         74,719          75,835
                                           ---------------------------
          Total liabilities                    169,177         188,916
                                           ---------------------------
  Minority interest                              1,283             913
                                           ---------------------------

  Stockholders' equity:
   Preferred stock, $.01 par value per share;
    2,000,000 shares authorized; no shares
    issued and outstanding                          --              --
   Common stock, $.01 par value per share;
    48,000,000 shares authorized; 21,811,837
    shares at December 31, 2007, and
    21,764,773 shares at December 31, 2006,
    issued and outstanding                         218             218
   Additional paid-in capital                   74,570          73,601
   Retained earnings                           162,142         147,174
                                           ---------------------------

          Total stockholders' equity           236,930         220,993
                                           ---------------------------
           TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY              $ 407,390       $ 410,822
                                           ===========================

                           MARTEN TRANSPORT, LTD.
              CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                    Three Months           Year
                                    Ended Dec. 31,     Ended Dec. 31,
                                 -------------------------------------
 (In thousands,                    2007       2006    2007      2006
  except per share information)  -------------------------------------
                                (Unaudited)(Unaudited)(Unaudited)

 OPERATING REVENUE               $144,811  $131,661 $560,017  $518,890

 OPERATING EXPENSES (INCOME):
  Salaries, wages and benefits     37,988    37,918  153,774   144,373
  Purchased transportation         29,386    21,478  103,776    84,409
  Fuel and fuel taxes              39,497    32,401  149,021   135,079
  Supplies and maintenance         10,257     8,763   38,621    33,155
  Depreciation                     11,692    11,537   47,009    44,360
  Operating taxes and licenses      1,662     1,979    6,823     7,514
  Insurance and claims              5,561     6,581   22,353    21,183
  Communications and utilities      1,021       935    3,869     3,635
  Gain on disposition of revenue
   equipment                         (503)   (1,267)  (3,386)   (6,990)
  Other                             2,576     2,681   10,356    11,003
                                 -------------------------------------
    Total operating expenses      139,137   123,006  532,216   477,721
                                 -------------------------------------
 OPERATING INCOME                   5,674     8,655   27,801    41,169
                                 -------------------------------------
 OTHER EXPENSES (INCOME):
  Interest expense                    759       881    3,823     3,564
  Interest income and other          (162)     (245)    (693)   (1,106)
  Minority interest                   272       157      802       768
                                 -------------------------------------
                                      869       793    3,932     3,226
                                 -------------------------------------
 INCOME BEFORE INCOME TAXES         4,805     7,862   23,869    37,943

 PROVISION FOR INCOME TAXES         1,840     2,673    8,901    13,425
                                 -------------------------------------
 NET INCOME                      $  2,965  $  5,189 $ 14,968  $ 24,518
                                 =====================================
 BASIC EARNINGS PER COMMON SHARE $   0.14  $   0.24 $   0.69  $   1.13
                                 =====================================
 DILUTED EARNINGS PER COMMON
  SHARE                          $   0.14  $   0.24 $   0.68  $   1.12
                                 =====================================

                          MARTEN TRANSPORT, LTD.
                           SEGMENT INFORMATION
                          (Dollars in thousands)

                                                    Dollar  Percentage
                                                    Change    Change
                                                    Three     Three
                                 Three Months       Months    Months
                                    Ended           Ended     Ended
                                  Dec. 31,         Dec. 31,  Dec. 31,
                               ----------------      2007      2007
                                2007      2006        vs.       vs.
                                                     2006      2006
                              ----------------------------------------
   Operating revenue:
    Truckload revenue,
     net of fuel
     surcharge
     revenue                  $ 98,292  $101,491   $ (3,199)    (3.2)%
    Truckload fuel
     surcharge revenue          24,893    17,268      7,625     44.2
                              ----------------------------------------
     Total
      Truckload revenue        123,185   118,759      4,426      3.7
                              ----------------------------------------

   Logistics revenue,
    net of intermodal fuel
    surcharge revenue           20,483    12,362      8,121     65.7
   Intermodal fuel
    surcharge revenue            1,143       540        603    111.7
                              ----------------------------------------
     Total
      Logistics revenue         21,626    12,902      8,724     67.6
                              ----------------------------------------

     Total
      operating revenue       $144,811  $131,661   $ 13,150     10.0%
                              ========================================
   Operating income:
    Truckload                 $  4,169    $7,664   $ (3,495)   (45.6)%
    Logistics                    1,505       991        514     51.9
                               ---------------------------------------
     Total operating income   $  5,674  $  8,655   $ (2,981)   (34.4)%
                              ========================================

   Operating ratio:
    Truckload                     96.6%     93.5%               (3.3)%
    Logistics                     93.0      92.3                (0.8)
                              -------------------            ---------
     Consolidated
      operating ratio             96.1%     93.4%               (2.9)%
                              ===================            =========

                           MARTEN TRANSPORT, LTD.
                            SEGMENT INFORMATION
                           (Dollars in thousands)

                                                Dollar       Percentage
                                                Change         Change
                                 Year            Year           Year
                                Ended            Ended         Ended
                               Dec. 31,         Dec. 31,      Dec. 31,
                            --------------        2007          2007
                            2007      2006         vs.           vs.
                                                  2006          2006
                            -------------------------------------------
 Operating revenue:
  Truckload revenue,
   net of fuel surcharge
   revenue               $406,754   $402,327       $4,427          1.1%
  Truckload fuel surcharge
   revenue                 83,786     75,323        8,463         11.2
                         ---------------------------------------------
   Total Truckload
    revenue               490,540    477,650       12,890          2.7
                         ---------------------------------------------
  Logistics revenue, net
   of intermodal fuel
   surcharge revenue       66,163     39,298       26,865         68.4
  Intermodal fuel surcharge
   revenue                  3,314      1,942        1,372         70.6
                         ---------------------------------------------
   Total Logistics revenue 69,477     41,240       28,237         68.5
                         ---------------------------------------------

   Total operating
    revenue              $560,017   $518,890     $ 41,127          7.9%
                         =============================================
 Operating income:
  Truckload              $ 22,689   $ 37,500     $(14,811)       (39.5)%
  Logistics                 5,112      3,669        1,443         39.3
                         ---------------------------------------------
   Total operating
    income               $ 27,801   $ 41,169     $(13,368)       (32.5)%
                         =============================================

 Operating ratio:
  Truckload                  95.4%      92.1%                     (3.6)%
  Logistics                  92.6       91.1                      (1.6)
                         ---------------------               ---------
   Consolidated operating
    ratio                    95.0%      92.1%                    (3.1)%
                         =====================               =========

                            MARTEN TRANSPORT, LTD.
                             OPERATING STATISTICS
                                  (Unaudited)

                                  Three Months            Year
                                Ended December 31,  Ended December 31,
                               ---------------------------------------
                                 2007      2006      2007      2006
                               ---------------------------------------

 Truckload Segment:
  Average truckload revenue,
   net of fuel surcharges,
   per total mile              $  1.490  $  1.496  $  1.480  $  1.477
  Average miles
   per tractor(1)                27,303    26,683   109,269   108,781
  Average truckload
   revenue, net of fuel
   surcharges, per
   tractor per week(1)         $  3,095  $  3,037  $  3,101  $  3,081
  Average tractors (1)            2,416     2,543     2,516     2,504
  Average miles per trip            891       942       911       937
  Non-revenue
   miles percentage(2)              7.7%      7.5%      7.6%      7.5%
  Total miles -
   company-employed
   drivers
   (in thousands)                55,059    56,816   228,776   222,579
  Total miles - independent
   contractors
   (in thousands)                10,908    11,039    46,096    49,810

 Logistics Segment:
  Brokerage:
    Revenue (in thousands)     $ 15,328  $  8,954  $ 48,640  $ 28,636
    Loads                         7,588     4,497    25,246    16,083
  Intermodal:
    Revenue (in thousands)     $  6,298  $  3,948  $ 20,837  $ 12,604
    Loads                         2,031     1,289     6,793     4,073
    Average tractors                 39        24        31        19

 At December 31, 2007,
  and December 31, 2006:
  Total tractors(1)               2,416     2,602
  Average age of company
   tractors (in years)              2.0       1.5
  Total trailers                  3,989     3,774
  Average age of company
   trailers (in years)              2.7       2.2
  Ratio of trailers
   to tractors(1)                   1.7       1.5
  Ratio of tractors to
   non-driver personnel(1)          5.2       5.6

                                  Three Months            Year
                               Ended December 31,  Ended December 31,
                               ---------------------------------------
 (In thousands)                  2007      2006      2007      2006
                               ---------------------------------------

 Net cash provided by
  operating activities         $ 17,406  $ 32,253  $ 61,807  $ 77,070
 Net cash used for
  investing activities            4,591    31,368    46,826    86,848

 Weighted average
  shares outstanding:
   Basic                         21,812    21,761    21,795    21,735
   Diluted                       21,951    21,953    21,961    21,955

 (1) Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 339 and 365 tractors as of December 31, 2007, and 2006, respectively.

 (2) Represents the percentage of miles for which the company is not compensated.

CONTACT:  Marten Transport, Ltd.
          Randy Marten, Chairman, President and Chief Executive
           Officer
          Jim Hinnendael, Chief Financial Officer
          715-926-4216